AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Employment Agreement (“Employment Agreement”) by and between The Middleby Corporation (the “Company”) and Timothy J. FitzGerald (the “Employee”) dated as of March 7, 2005, is entered into by the Company and the Employee on, and to be effective as of, December 31, 2008.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

WITNESSETH

WHEREAS, the parties hereto desire to amend the Employment Agreement on the terms set forth herein, including amendments to allow the Employment Agreement to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in the Employment Agreement and herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1.	A new Section 16 of the Employment Agreement is added to the end thereof:

“16.    Section 409A.           It is intended that the payments and benefits under this Agreement comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”).  The Company shall administer and interpret this Agreement in a manner so that such payments and benefits comply with, or are otherwise exempt from, the provisions of Section 409A.  Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Employee under this Agreement providing for payment of amounts on termination of employment unless Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing  authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.”

Except as amended hereunder, all other terms and conditions of the Employment Agreement shall remain in full force and effect.  This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

THE MIDDLEBY CORPORATION

By

EMPLOYEE

Timothy J. FitzGerald